EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (this "Agreement"), dated June___, 2000, is entered into by and between PrintOnTheNet.com, Inc. (the "Company"), a Delaware corporation with its principal place of business at 4491 South State Road 7, Suite 200, Fort Lauderdale, Florida 33314, and Neal J. Polan (the "Executive") an individual who resides at 20 Cameron Drive, Greenwich, Connecticut 06831.

                              W I T N E S S E T H:

                  WHEREAS, the Executive is willing to serve as the Chief Executive Officer of the Company and the Company desires to retain the Executive in that capacity on the terms and conditions herein set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                  Section 1. Term of Employment. The Executive's employment under this Agreement shall commence on the date of hereof (the "Commencement Date") and, subject to earlier termination pursuant to Section 5 hereof, shall continue until the second anniversary of the Commencement Date (the "Initial Term"). Following the Initial Term, the Executive's employment under this Agreement shall automatically renew for successive additional one (1) year terms, subject to earlier termination pursuant to Section 5 hereof ("Renewal Terms" and together with the Initial Term, the "Term"). The Executive hereby represents and warrants that (i) he has the legal capacity to execute and perform this Agreement, (ii) this Agreement is a valid and binding agreement enforceable against him according to its terms, and (iii) the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding to which the Executive is a party or by which he may be bound.

                  Section 2. Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and shall have such powers and duties as are commensurate with such position and as may be conferred upon him from time to time by the Board of Directors of the Company (the "Board"). During the Term, and except for illness or incapacity and vacation periods set forth herein, the Executive shall devote substantially all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates.

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                  Section 3. Compensation. For all services rendered by the
Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

                           (a) The Company shall pay the Executive a fixed
annual salary at the rate of $200,000 during the first year of this Agreement. During any subsequent twelve month (or shorter period) following the first year of this Agreement, the Company shall pay the Executive an annual base salary in an amount to be determined by the Board in its reasonable discretion; provided, that such annual base salary shall be not less than the greater of (x) $200,000 per annum, or (y) one hundred and ten percent (110%) of the base salary for the immediately preceding twelve month period. The annual salary to be paid to the Executive from time to time pursuant to this Section 3(a) shall be referred to herein as the "Base Salary". The Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than biweekly.

                           (b) The Company shall pay the Executive a bonus of up
to $100,000 annually, which bonus shall be paid upon the attainment of certain goals as set forth in the business plan of the Company approved by the Board.

                           (c) The Company shall lease a luxury automobile in an
amount not to exceed $1,000 per month for use by the Executive and shall pay the insurance thereon for the Executive's own use thereof.

                           (d) The Company shall pay the reasonable yearly
premium during the Term on a term life insurance policy for the Executive in the amount of $3,000,000 under with the Executive's estate shall be the beneficiary.

                           (e) The Executive shall receive warrants to purchase
7,673,333 shares of the Company's common stock on the date of this Agreement (the "Warrants"). The Warrants shall vest in twelve equal quarterly installments commencing on the third month anniversary of the date of this Agreement and shall be exercisable at $.10 per share. In addition, the Executive shall be entitled to receive grants of options to purchase shares of the Company's common stock under the Company's Stock Option Plan in effect at such time as determined by the Board of Directors from time to time (the "Options").

                           (f) The Executive shall be entitled to participate in
all compensation and employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of the Company are eligible under any plan or program now or hereafter established


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and maintained by the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including, without limitation, incentive compensation, bonus, group hospitalization, health, dental care, life, disability or other insurance, tax-qualified and non-qualified pension, savings, thrift and profit-sharing plans, termination or severance pay programs, sick-leave plans, travel or accident insurance, automobile allowance or automobile lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase, restricted stock and stock option plans. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the senior officers of the Company or any subsidiary or affiliate.

                           (g) The Executive's spouse and minor children, if
any, shall be entitled to participate in all employee benefit plans generally available from time to time to the executive officers of the Company, so long as such benefits comply with applicable law (including without limitation the Internal Revenue Code and ERISA). The Company shall pay 100% of the costs of all group hospitalization, health, dental care, life and disability insurance plans, including Key Man Life Insurance, available to the Executive and his spouse and minor children, if any.

                           (h) The Executive shall be entitled to four (4) weeks
paid vacation (or a pro rata portion thereof) during each year of the Term.

                  Section 4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

                  Section 5. Effect of Termination of Employment. (a) In the event the Executive's employment terminates, during the Term, due to either a Without Cause Termination or a Change of Control, as liquidated damages or severance pay, or both, the Executive shall be entitled to a lump sum payment equal to three (3) times (i) the Base Salary as in effect at the time of such termination plus (ii) the annual bonus paid to the Executive in the year prior to such termination. In the event Executive's employment terminates during the Term due to a Constructive Discharge, if the balance of the Term is one year or more, Executive


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shall be paid his Base Salary as in effect at the time of such termination for the balance of the Term, and if the balance of the Term is less then one year, Executive shall be paid his Base Salary as in effect at the time of such termination for one year. In the event the Executive's employment terminates due to a Permanent Disability, the Company shall continue to pay the Executive's Base Salary as in effect at the time of such termination for a period of one (1) year from the date such disability commenced; provided, that such amounts shall be offset by any amounts otherwise paid to the Executive under the Company's then-existing disability program. In the event the Executive's employment terminates during the Term due to the death of the Executive, the Company shall continue to pay, to the Executive's estate, the Executive's Base Salary as in effect at the time of such termination for a period of six (6) months from the date such death. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. The Executive shall be entitled to continued group hospitalization, health and dental care insurance for the periods specified in the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") upon payment by the Executive of the amounts specified under COBRA. In addition, in the event the Executive's employment terminates, during the Term due to either a Without Cause Termination, Change of Control or a Constructive Discharge, all of the Warrants and Options granted to the Executive under
Section 3(e) of this Agreement that have not yet vested shall immediately vest as of the date of such termination. In the event this Agreement is not renewed pursuant to Section 1 of this Agreement following the Initial Term, all of the Warrants that have not yet vested shall immediately vest as of the date of termination of this Agreement. In the event Executive's employment terminates for any other reason, the Warrants described in Section 3(e) which are not exercisable as of the date of termination shall be forfeited by Executive.

                           (b) In the event that the Executive's employment
hereunder terminates due to a Termination for Cause, a Discretionary Termination or the Executive terminates employment with the Company for reasons other than a Constructive Discharge, Change of Control, Permanent Disability, death or retirement pursuant to the Company's retirement plan (the "Retirement Plan"), earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. However, no other payments shall be made, or benefits provided, by the Company under this Agreement except for benefits payable under the Retirement Plan and benefits that have already become vested under the terms of employee benefit programs, including the Stock Option Plan, maintained by the Company or its affiliates for its employees and except as otherwise required by law.

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                           (c) For purposes of this Agreement, the following
terms have the following meanings:

                                    (i) The term "Termination for Cause" means a
                  termination of the Executive's employment by the Company because the Executive has (a) materially breached or materially failed to perform his duties under applicable law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (b) committed an act of dishonesty in the performance of his duties hereunder or engaged in conduct materially detrimental to the business of the Company, (c) been convicted of a felony or any crime involving moral turpitude, (d) materially breached or materially failed to perform his obligations and duties hereunder, which breach or failure the Executive shall fail to remedy within 30 days after written notice from the Company, or (e) violated in any material respect the representations made in Section 1 above or the provisions of
                  Section 6 below.

                                    (ii) The term "Constructive Discharge" means
                  a termination of the Executive's employment by the Executive due to a failure of the Company or its successors without the prior consent of the Executive to fulfill its obligations under this Agreement in any material respect, including (a) any failure to elect or re-elect or to appoint or reappoint the Executive to the office of Chief Executive Officer or (b) any other material change by the Company in the functions, duties or responsibilities of the Executive's position with the Company which would materially reduce the ranking or level, dignity, or responsibility, importance or scope of such position.

                                    (iii) The term "Without Cause Termination"
                  means a termination of the Executive's employment by the Company other than due to Permanent Disability, death, retirement, expiration of the Term or Discretionary Termination and other than a Termination for Cause.

                                    (iv) The term "Permanent Disability" means
                  permanently disabled so as to qualify for full benefits under the Company's then-existing disability insurance policy; provided, however, that if the Company does not maintain any such policy on the date of determination, "Permanent Disability" shall mean the inability of the Executive to work for a period of six full calendar months during


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                  any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by the Executive's attending physician of a medical certification form outlining the disability and treatment.

                                    (v) "Change of Control" means (a) in any one
                  or series of related or unrelated transactions in which the per share value of the Company equals or exceeds $.20 per share (subject to adjustment for stock splits, recapitalizations or other similar transactions) (i) the sale of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company with another corporation or entity in which the Company is not the surviving entity, (iii) the acquisition by any single person or entity or related persons or entities of more than fifty percent (50%) of the outstanding and issued voting securities of the Company with the approval of the Board of Directors or
                  (iv) a merger or consolidation of the Company with another corporation or entity that results in the former stockholders of the Company, as they existed immediately prior to such merger or consolidation, owning in the aggregate less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity, (b) the acquisition by any single person or entity or related persons or entities of more than fifty (50%) percent of the outstanding and issued voting securities of the Company without the approval of the Board of Directors, or (c) during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors or managers at the beginning of such period. Notwithstanding the foregoing, the nomination of directors pursuant to the terms of the Agency Agreement between the Company and Commonwealth Associates LP shall not be deemed to constitute a "Change of Control" pursuant to this paragraph
                  (v).

                                    (vi) "Discretionary Termination" means the
                  termination of the Term by either party to this Agreement, effective as of the end of the Initial Term or the then current Renewal Term, by providing the other party to this Agreement with written notice


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                  of termination at least sixty (60) days prior to the Initial
                  Term or the then current Renewal Term, as the case may be.

                  Section 6. Other Duties of Executive During and After Term.
(a) The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Company has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. In consideration of the payments made to him hereunder, the Executive shall not, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, businesses, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of the Company, to deliver the same to the Company.

                           (b) In consideration of the payments made to him
hereunder, during the one-year period commencing on the effective date of the termination of his employment, the Executive shall not, without express prior written approval of the Board, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Executive was employed by the Company (a "Competitor"), other than severance-type or retirement-type benefits from entities constituting prior employers of the Executive. The Executive also shall not, during such one-year period, solicit for the account of any Competitor, any customer or client of the Company or its affiliates, or, in the event of the Executive's termination of his


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employment, any entity or individual that was such a customer or client during the twelve-month period immediately preceding the Executive's termination of employment. The Executive also shall not, during such one-year period, act on behalf of any Competitor to interfere with the relationship between the Company or its subsidiaries and affiliates and their respective employees.

                  For purposes of the preceding paragraph, the term "proprietary interest" means legal or equitable ownership, whether through stockholding or otherwise, of an equity interest in a business, firm or entity other than ownership of less than five percent (5%) of any class of equity interest in a publicly held business, firm or entity.

                           (c) The Company's obligation to make payments, or
provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation of the preceding provisions of this section. The provisions of this Section 6 shall survive the Executive's termination of his employment with the Company.

                           (d) The Executive acknowledges that he has carefully
read and considered all of the restraints imposed pursuant to this Section 6 and that each and every one of said restraints is reasonable in respect to subject matter, length of time, and area. The Executive further acknowledges that damages at law would not be a measurable or adequate remedy for a breach of the restrictive covenant contained in Section 6(b) hereof, and accordingly consents to the entry by any court of competent jurisdiction of order enjoining him from violating any of such covenant. If any of the covenants contained in this
Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

                  Section 7. Withholdings. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by or on behalf of the Company.

                  Section 8. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this


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Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term "Company" used herein shall mean such other person or entity and this Agreement shall continue in full force and effect.

                  Section 9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail (i) if to the Executive, at the address set forth above, or (ii) if to the Company, as follows:

                             PrintOnTheNet.com, Inc.
                       4491 South State Road 7, Suite 200
                         Fort Lauderdale, Florida 33314

or to such other address as either party shall have previously specified in writing to the other.

                  Section 10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

                  Section 11. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which


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employees may have, shall be no greater than the right of an unsecured creditor of the Company.

                  Section 12. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him without the prior written consent of the Company. Any attempted assignment in violation of this Section 12 shall be null and void.

                  Section 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof.

                  Section 14. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

                  Section 15. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this
Section 16 may only be amended or otherwise modified by such a writing.

                  Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

                  Section 17. Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

                  Section 18. No Strict Construction. Each of the Executive and the Company acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

                            [signature page follows]

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first written above.

                                          PRINTONTHENET.COM, INC.

                                          By:________________________________
                                             Name:
                                             Title:



                                          ___________________________________
                                          NEAL J. POLAN

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